Exhibit 10.29

ASSIGNMENT & TRANSFER OF FEDERAL OIL & GAS LEASES

AND BILL OF SALE

[Tar Sands Triangle, Utah]

This ASSIGNMENT & TRANSFER OF FEDERAL OIL & GAS LEASES AND BILL OF SALE (“Assignment”), dated and made effective as of April 1, 2019 (the “Effective Date”), is entered into by and between MOMENTUM ASSET PARTNERS I LLC, a Nevada limited liability company, having a registered office at 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (“Assignor”), and TMC CAPITAL, LLC, a Utah limited liability company, having an office at 15165 Ventura Boulevard, Suite 200, Sherman Oaks, California 91403 (“Assignee”) (the parties hereto sometimes referred to individually as a “Party” or collectively as the “Parties”).

W I T N E S S E T H:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, grants, assigns, conveys and otherwise transfers to Assignee, all of Assignor's right, title and interest in and to the following assets (collectively, the “Acquired Assets”):

1. The Leases. An undivided fifty percent (50%) of the rights and interests, consisting of “Operating Rights” as defined under regulations of the U.S. Bureau of Land Management (“BLM”), owned or held by Assignor, or that may be acquired by Assignor at any time hereafter, in and to certain federal oil and gas leases, serialized in the records of the BLM as BLM Lease Nos. U-08291G, U-17781, U-17979, and U-20860, covering and including lands situated in Wayne and Garfield Counties, Salt Lake Meridian (SLM), State of Utah, and included, either in whole or in part, in a “Special Tar Sands Area” designated by the (U.S.) Department of Interior and referred to as “Tar Sands Triangle” (herein the “TST STSA”), all as more particularly described in Exhibit A hereto (the “Leases”), together with:

(a) All rights and interests under any Combined Hydrocarbon Lease (“CHL”) issued by the BLM under the Combined Hydrocarbon Act of 1981 and the regulations promulgated thereunder, in which the Leases or any of the lands covered thereby are converted or included, in each case that are attributable to the rights and interests in the Leases assigned and transferred to Assignee hereunder; and

(b) Any easements, rights-of-way, and other benefits or appurtenances granted under the terms of the Leases, including all rights and claims under federal, state and local laws, rules and regulations that are associated with or appurtenant thereto or thereunder, that are attributable to the rights and interests in the Leases assigned and transferred to Assignee hereunder;

SUBJECT, HOWEVER, to the following:

The rights and interests in and under the Leases assigned and transferred to Assignee herein consist of the exclusive right to explore for, mine, extract, produce, process and market oil, gas and associated hydrocarbon substances from all formations or intervals at the surface and at all depths down to 1,000 feet below the surface. For purposes hereof, the term “1,000 feet below the surface” means a vertical depth of 1,000 feet below the point of any mining, extraction, production or other operation (including any surface mining or insitu operation) that may be conducted by Assignee on or under lands covered by or included within the Leases or any other leases or lands that may be pooled or unitized therewith for any reason or purpose.

2. Personal & Mixed Property. An undivided fifty percent (50%) ownership or other right, title and interest in any equipment, materials, supplies, files, records, CHL applications, plans of operation, and other personal property located on the Leases or used in the operation of the lands covered thereby, in each case that are owned or held by Assignor or by third persons on behalf of Assignor, or in which Assignor may have any interest, either in whole or in part, relating in any way to the rights and interests in or under the Leases assigned and transferred to Assignee hereunder or to the development of the mineral resources in, under or with respect to the Leases, or in any other property relating to the Leases as to which Assignor may have a claim of right or interest;

3. Surface & Subsurface Use. All rights, privileges, benefits, and powers conferred on the holder of the Acquired Assets with respect to the use, occupation and operation of the surface and the subsurface of the Leases and the lands covered thereby, in each case that are attributable to the rights and interests in the Leases assigned and transferred to Assignee hereunder, subject to the depth limitations herein, and all rights in any pooled or unitized acreage included in whole or in part within the Leases or any of the lands covered thereby, in each case limited by and that are attributable to the rights and interests in the Leases assigned and transferred to Assignee hereunder;

4. Permits, Licenses, Easements etc. All permits, licenses, servitudes, easements, right-of-way, orders, CHL applications, assignments, records, documents, plans of operations and contracts relating in any way to the Leases and the lands covered thereby, in each case to the extent of the rights and interests in the Leases assigned and transferred to Assignee hereunder, whether or not such instruments or documents appear of record in the county where the lands covered by the Leases are located, including without limitation any agreements with the BLM relating to the conversion of the Leases to any CHL under the Combined Hydrocarbon Leasing Act of 1981 and BLM Regulations, in each case to the extent of, and that are attributable to, the rights and interests in the Leases assigned and transferred to Assignee hereunder; and

5. Files, Records & Data. An undivided fifty percent (50%) of all right, title and interest owned or held by Assignor in any files, records, information and data relating to the matters and items described hereinabove (in paragraphs 1 through 4 above), including without limitation title records (including title opinions, abstracts, certificates of title and title curative documents), contracts, geological or geophysical records, data and information, and production records, core data, electric logs and all related documents pertaining to such matters.

TO HAVE AND TO HOLD the Acquired Assets unto Assignee and its successors and assigns forever, subject, however, to the following:

a. Limitations on Warranty of Title. The Acquired Assets are being assigned and conveyed hereunder to Assignee without any warranty of title, except that Assignor warrants that the Leases, to the extent of the rights and interests assigned and transferred to Assignee hereunder, are free and clear of all adverse claims, liens and other encumbrances.

b. Overriding Royalty Interests. This Assignment shall be subject to such overriding royalty interests (“ORRI”) as have been retained or reserved by Assignor’s predecessors-in-interest and that appear of record in the county or jurisdiction within the State of Utah in which the lands covered by the Leases are situated or in the records of BLM. No ORRI is being reserved by Assignor under this Assignment.

c. Recording; Filing. Assignee shall be entitled to record this Assignment in the county or other jurisdiction in which the lands covered by the Leases are located or, at Assignee’s request, Assignor shall execute a Memorandum of Assignment of Federal Oil & Gas Leases (“Memorandum”) on or at any time after the date of this Assignment that may be recorded in lieu of recording this Assignment in its entirety. The recording of any such Memorandum shall include a description of the Leases and the lands covered thereby, together with the nature and scope of the rights and interests assigned and transferred to Assignee hereunder, and shall be binding upon Assignor and Assignee, their respective successors and assigns, as though this Assignment had been filed or recorded in its entirety.

d. Approval by BLM; Further Assurances. (1) This Assignment is subject to the approval or consent of the BLM in accordance with BLM regulations promulgated pursuant to the Mineral Leasing Act of 1920 and the Combined Hydrocarbon Act of 1981, as amended, and regulations promulgated thereunder. In connection therewith, Assignor and/or its predecessors-in-interest or other holders of interests in and under the Leases, or persons acting on their behalf, have previously notified BLM of its/their intent that the Leases be converted to CHLs under the Combined Hydrocarbon Act of 1981 and have filed a plan of operations that has been determined to be complete and has been accepted by BLM.

(2) It is the intent of Assignor and Assignee that the Leases and the lands covered thereby shall be converted to one or more CHLs issued by the BLM and that Assignee shall receive, own and hold, under any such CHL in which the Leases have been converted, all of the rights and interests thereunder or contained therein in proportion to the rights and interests assigned and transferred by Assignor to Assignee hereunder. Accordingly, if upon issuance of any CHL by BLM in or with respect to the TST STSA or otherwise, the records of the BLM or other governmental authority, recorded or otherwise, reflect or show that Assignor (or any of its affiliates) owns or holds any of the rights and interests under the Leases that have been assigned and transferred to Assignee under this Assignment, Assignor shall execute and deliver to Assignee such additional assignment and transfer instruments as Assignee may reasonably request in order to ensure that all of the rights, title and interests in the Leases assigned and transferred to Assignee hereunder are recognized and approved by the BLM and reflected or included in any such CHL issued under and in accordance with BLM regulations.

e. Schedules and Exhibits. Each of the Schedules and Exhibits attached hereto is hereby incorporated herein and made a part of this Assignment for all purposes.

f. Successors and Assigns. This Assignment shall bind and inure to the benefit of the Parties and their respective successors and assigns.

g. Counterparts. This Assignment may be executed in any number of counterparts, including counterpart signature pages, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date(s) written above.

SIGNATURES OF PARTIES

ASSIGNOR:		ASSIGNEE:

MOMENTUM ASSET PARTNERS I LLC		TMC CAPITAL, LLC
By: Petroteq Energy CA, Inc.
Its: Manager

By:	/s/ Vyacheslav Komrash	By:	/s/ Aleksandr Blyumkin
Name:	Vyacheslav Komrash	Name:	Aleksandr Blyumkin
Title:	Manager	Title:	President

EXHIBIT A

DESCRIPTION OF LEASES

Certain federal oil and gas leases, serialized in the records of the (U.S.) Bureau of Land Management as specified below, covering and consisting of lands situated and lying in Wayne and Garfield Counties, Salt Lake Meridian (SLM), State of Utah, and being part of the application filed for conversion to Combined Hydrocarbon Leases serialized as UTU-71309, all as more particularly described as follows:

BLM Serial Lease Nos. [Effective Date]	Assignment & Transfer [Transfer of Operating Rights]		Overriding Royalty
Land Description	Owned by Assignor	Conveyed to Assignee
U-08291G Effective Date: 06/01/1969 Township 30 South, Range 16 East (SLM) Wayne County, Utah Section 25 – SW¼ containing 160 acres, more or less.	Undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	All of Assignor’s rights and interests, consisting of an undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	Of Record

U-17781

Effective Date: 02/01/1972

Township 30 South, Range 16 East (SLM)

Wayne County, Utah

Section 13 – E½NE¼, SW¼NE¼, W½, NW¼SE¼

Section 14 – SE¼NE¼, E½SE¼

Section 23 – E½, E½W½

Section 24 – All

Section 25 – NW¼

containing 1,880 acres, more or less.

	Undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	All of Assignor’s rights and interests, consisting of an undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	Of Record

U-17979

Effective Date: 04/01/1972

Township 30 South, Range 16 East (SLM)

Wayne County, Utah

Section 25 – W½NE¼

Township 30.5 South, Range 16 East (SLM)

Garfield County, Utah

Section 25 – All

containing 720 acres, more or less.

	Undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	All of Assignor’s rights and interests, consisting of an undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	Of Record

U-20860 Effective Date: 12/01/1972 Township 31 South, Range 16 East (SLM) Garfield County, Utah Sec 03 – All Sec 04 – E½ Sec 09 – N½ containing 1,280 acres, more or less.	Undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	All of Assignor’s rights and interests, consisting of an undivided 50% of Operating Rights from surface down to 1,000 feet subsurface.	Of Record

Together with all of the rights and interests in the Application filed by Benson-Montin-Greer Drilling Corp. with the U.S. Bureau of Land Management on November 11, 1982, under and pursuant to the (U.S.) Combined Hydrocarbon Act of 1981 (amending the Mineral Leasing Act of 1920) and serialized in BLM Case Recordation Serial # UTU-71309, to the extent of the rights and interests in the Leases described hereinabove and the lands covered thereby.